Exhibit (h)(6)

EXECUTION

AMENDMENT TO THE THIRD AMENDMENT TO THE

FUND ADMINISTRATION AND ACCOUNTING AGREEMENT

This Amendment, dated as of December 11, 2023, by and between DBX ETF Trust (the “Trust”) and The Bank of New York Mellon (“BNYM”) who are parties to the Fund Administration and Accounting Agreement dated January 31, 2011 (the “Agreement”), as amended August 30, 2015, May 22, 2018 and July 28, 2022, respectively.

WHEREAS, the parties wish to amend the Agreement as set forth below:

NOW THEREFORE, in consideration of the mutual agreements herein contained, the parties agree as follows:

1.	Exhibit B to the Third Amendment to the Agreement dated as of July 28, 2022 is replaced in its entirety with the attached Exhibit B dated as of the date of this Amendment.
2.	Except as specifically amended hereby, all other terms and conditions of the Agreement shall remain in full force and effect.
3.	This Amendment may be executed in any number of counterparts, either manually or by Electronic Signature, each of which will be deemed an original, and said counterparts when taken together will constitute one and the same instrument and may be sufficiently evidenced by one set of counterparts. Each party represents and warrants that the individual executing this Amendment on its behalf has the requisite authority to bind it to this Amendment including by Electronic Signature, and any such Electronic Signature represents an intent to enter into this Amendment and an agreement with its terms. As used herein, “Electronic Signature” shall mean image, representation or symbol inserted into an electronic copy of the Amendment by electronic, digital or other technological methods. Executed counterparts may be delivered by facsimile or email.

EXECUTION

IN WITNESS WHEREOF, the parties hereto have caused the foregoing instrument to be executed by their duly authorized officers and their seals to be hereunto affixed, all as of the day and year first above written.

DBX ETF TRUST, on behalf of the Trust and each portfolio series identified on Exhibit B attached hereto

By:        /s/John Millette

Name:   John Millette

Title:      Secretary

THE BANK OF NEW YORK MELLON

By:       /s/Jennifer Muzerall

Name:  Jennifer Muzerall

Title: Director, Relationship Manager

EXHIBIT B

TO THE THIRD AMENDMENT TO THE FUND ADMINISTRATION AND ACCOUNTING AGREEMENT

(as of December 11, 2023)

Limited Derivative Service Portfolios

#	Ticker	Fund Name
1.	ASHX	Xtrackers MSCI China A Inclusion Equity ETF
2.	CN	Xtrackers MSCI All China Equity ETF
3.	DEEF	Xtrackers FTSE Developed ex US Multifactor ETF
4.	DEUS	Xtrackers Russell US Multifactor ETF
5.	EASG	Xtrackers MSCI EAFE ESG Leaders Equity ETF
6.	EMCR	Xtrackers Emerging Markets Carbon Reduction and Climate Improvers ETF
7.	EMSG	Xtrackers MSCI Emerging Markets ESG Leaders Equity ETF
8.	HAUZ	Xtrackers International Real Estate ETF
9.	HDAW	Xtrackers MSCI All World ex US High Dividend Yield Equity ETF
10.	HDEF	Xtrackers MSCI EAFE High Dividend Yield Equity ETF
11.	KOKU	Xtrackers MSCI Kokusai Equity ETF
12.	MIDE	Xtrackers S&P MidCap 400 ESG ETF
13.	QARP	Xtrackers Russell 1000 US Quality at a Reasonable Price ETF
14.	SMLE	Xtrackers S&P SmallCap 600 ESG ETF
15.	SNPE	Xtrackers S&P 500 ESG ETF
16.	USSG	Xtrackers MSCI USA ESG Leaders Equity ETF
17.	USNZ	Xtrackers Net Zero Pathway Paris Aligned US Equity ETF
18.	SNPG	Xtrackers S&P 500 Growth ESG ETF
19.	SNPV	Xtrackers S&P 500 Value ESG ETF
20.	SNPD	Xtrackers S&P ESG Dividend Aristocrats ETF
21.	USCA	Xtrackers MSCI USA Climate Action Equity ETF
22.	UPGR	Xtrackers US Green Infrastructure Select Equity ETF
23.	PSWD	Xtrackers Cybersecurity Select Equity ETF
24.	CHPS	Xtrackers Semiconductor Select Equity ETF
25.	CRTC	Xtrackers US National Critical Technologies
26.	GBGT	Xtrackers S&P 500 Carbon Budget ETF

Full Derivative Service Portfolios

[None]